UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2006

MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51487 (Commission File Number)	98-0228169 (IRS Employer Identification No.)

8965 Interchange Drive
Houston, Texas (Address of principal executive offices)	77054 (Zip Code)
Registrant’s telephone number, including area code: (713) 838-9210

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 27, 2006 Clarice Motter resigned as Interim Chief Financial Officer of MicroMed Cardiovascular, Inc. (“MicroMed”). Ms. Motter will continue working as a consultant for MicroMed.
On November 27, 2006, MicroMed named Juliet Markovich as Senior Vice President and Chief Financial Officer. Prior to joining MicroMed, Ms. Markovich served as Controller and Principal Accounting Officer for Eagle Broadband, Inc. from July 2005 until November 2006. From 2003 to 2005, Ms. Markovich was a consultant with Atropos, Inc., a finance and operations service corporation providing solutions to small-cap private and publicly traded companies. Prior to joining Atropos, Ms. Markovich was the Assistant Controller for Physicians Resource Group, Inc., (PRG) a physician practice management company that was headquartered in Texas, from 1998 to 2003. Ms. Markovich has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B.
Under the terms of her employment agreement with MicroMed, Ms. Markovich is employed at-will at an annual salary of $138,000. In addition and subject to the approval of MicroMed’s Board of Directors and it shareholders, Ms. Markovich will receive an option to purchase 100,000 shares of MicroMed common stock upon employment, an option to purchase an additional 50,0000 shares upon list on AMEX or NASDAQ and an option to purchase an additional 50,000 shares upon attainment of certain operational targets to be determined. All such options will be issued at the then fair market value on the grant date.
On November 27, 2006, MicroMed appointed Matt Borenzweig to the Board of Directors. Mr. Borenzweig is Senior VP, Sales and Marketing for CardioMEMs, Inc, a medical device company. From 2000 to 2005, he was with Medtronic Vascular where he was Vice-President of U.S. Endovascular sales, managing a 95-person sales force. Mr. Borenzweig has also held sales and sales management experiences at AVE/Medtronic, Boston Scientific, C. R. Bard and Upjohn Pharmaceuticals. Mr. Borenzweig has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
Date: December 1, 2006	By:	/s/ Juliet Markovich
Juliet Markovich
Chief Financial Officer (Duly Appointed Officer)

3